Exhibit 99.1(d)

AMENDMENT NO. 3

to

GENTIVA HEALTH SERVICES, INC.

STOCK & DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

This Amendment No. 3 dated as of May 10, 2007 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated as of January 1, 2004 and as further amended by Amendment Nos. 1 and 2 thereto (the “Plan”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 7(d) of the Plan the Board of Directors has authorized amending the Plan as follows;

NOW THEREFORE, the following sections of the Plan are amended, effective May 10, 2007:

1. The first sentence of Section 4(a) of the Plan is deleted, and the following sentence is substituted therefor: “Beginning with the Annual Shareholders Meeting held on May 10, 2007, the portion of each Director’s annual retainer fee to be deferred into Units for a Plan Year shall be $55,000.”

2. In the first sentence of Section 4(b) of the Plan, the dollar amount “$10,000” is deleted, and the dollar amount “$13,750” is substituted therefor.

3. Except as amended hereby, all other terms and conditions of the Plan shall remain in full force and effect.